PSC INC.
                               675 Basket Road
                           Webster, New York 14580



                                April 30, 1997




By Hand Delivery

Mr. L. Michael Hone
4 Fawn Road
Pittsford, New York  14534

Dear Mr. Hone:

      This letter will confirm the agreement (the "Severance Agreement") between you and PSC Inc. ("PSC") concerning your employment by PSC and its termination. For good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, you and PSC agree as follows:

      1. You hereby resign your employment with PSC and all of its subsidiaries and other affiliates (collectively with PSC, the "Companies") and your positions and offices as Chairman, Chief Executive Officer, President and as a member of the Board of Directors of PSC, as well as all other positions, offices, and directorships with any of the Companies, effective as of the close of business on April 29, 1997 (the "Termination Date"). In connection herewith, you shall execute a letter of resignation in the form attached hereto as Exhibit A. It is understood and agreed that the Companies will take actions in reliance on these resignations and that they are irrevocable.

      2. PSC agrees to pay you severance pay in the aggregate amount of $1,251,250 plus a portion of the performance bonus referred to in Section 4(c) of the Employment Agreement if earned, equal to one-third of such bonus and up to two weeks accumulated vacation pay, which shall be in lieu of all amounts in the nature of continued salary, bonus or severance provided for in the Amended and Restated Employment Agreement dated as of September 14, 1995 between you and PSC (the "Employment Agreement"). This severance pay, less federal and state income taxes and other deductions that PSC is legally required to

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withhold,  will be payable to you as follows  beginning on the Delivery Date (as defined below) in accordance with the regular payroll practices:

Period Aggregate Annual Amount From the Delivery Date until the first $385,000, anniversary of the Delivery Date ("Year 1") After Year 1 and until the third anniver$385,000, of the Delivery Date ("Years 2 and 3");

provided, however, that during Years 2 and 3, 50% of all compensation paid, directly or indirectly, by any source other than PSC in respect of your services shall be offset against the payments due from PSC under this Agreement and you shall provide to PSC a monthly report of any and all such compensation. You shall also be paid at the end of Year 1 a lump-sum payment of $96,250. PSC acknowledges that you shall be entitled to receive your regular payroll check on Thursday, May 15, 1997 without deduction for repayment of the Notes.

      3. In addition, you agree that you shall remain liable, on a non-recourse basis, for the indebtedness to PSC evidenced by each of the promissory notes dated April 3, 1995 and April 17, 1995 (the "1995 Notes") in accordance with the terms and provisions of such 1995 Notes and the indebtedness evidenced by the promissory note dated September 3, 1996 and December 24, 1996 (the "1996 Notes", and together with the 1995 Notes, the "Notes") except that interest shall accrue thereon but only be payable upon maturity of the Notes; and that such Notes shall be secured by all shares of the Common Stock of PSC, options to purchase shares of Common Stock of PSC and shares issued upon the exercise of such options held by you. In connection therewith, you shall execute a pledge agreement in the form attached hereto as Exhibit B (the "Pledge Agreement") and deliver all certificates or other documents evidencing, representing or otherwise relating to such shares and options to PSC on or prior to May 2, 1997 (the date such delivery occurs being referred to as the "Delivery Date"). Notwithstanding the foregoing, you may, at any time prior to the Delivery Date, elect that in lieu of the Notes becoming payable on a non-recourse basis such that PSC's only remedy in the event of a default thereunder is to exercise its rights under the Pledge Agreement;

             (a) the indebtedness evidenced by the 1995 Notes shall be forgiven and extinguished over time ratably beginning on the Delivery Date and ending on the third anniversary of the Delivery Date and PSC shall pay or reimburse to you the amount of taxes incurred by you in connection with such forgiveness of indebtedness upon your providing evidence reasonably satisfactory to PSC of the payment of such taxes; and

            (b) you shall remain liable on a recourse basis for the indebtedness evidenced by the 1996 Notes, in accordance with the terms and provisions of such 1996 Notes,

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      except  that  interest  shall  accrue  thereon  but only be  payable  upon maturity or accelerated maturity of such 1996 Notes.

      4. Options for 957,226 shares of Common Stock granted you in connection with your employment with PSC (the "Options") which are outstanding and vested as of the Termination Date shall be exercisable in accordance with the terms of the Options and any applicable related agreements until their stated expiration date, notwithstanding any term thereof to the contrary. You agree that while any Option is outstanding, you will not effect any short-sales in PSC's Common Stock.

      5. Provided that you exercise your right to continue your participation in PSC's medical and dental insurance plans (the "Plans") under the applicable federal law ("COBRA"), then until the earlier of the third anniversary of the Termination Date or the date you cease to be eligible for participation under COBRA, PSC will contribute to the premium cost of your coverage and that of your eligible dependents under the Plans at the same rate that it contributes to the premium cost of coverage of active employees and their eligible dependents, as that rate may change from time to time, provided you pay the remainder of the premium cost by payroll deduction. In addition, PSC shall continue its obligations under Sections 5(b) and (d) of the Employment Agreement until the earlier of the third anniversary of the Termination Date or the date on which you accept employment from any other person or entity. PSC's obligations under this Section 5 shall terminate on the date, if any, that you accept employment from any other person or entity. PSC shall also continue the monthly net auto allowance of $1,000.00 and annual tax return allowance and enhanced long term disability to the same extent as offered to the other members of PSC's senior management team.

      6. From and after the Termination Date, you shall remain available to provide services to PSC as a consultant, for no additional consideration, as the Board of Directors of PSC may reasonably request from time to time for a period expiring on the third anniversary of the Termination Date; provided that during Years 2 and 3 you shall not be required to provide more than 20 hours of such consulting hours per month. Upon request PSC shall reimburse you for reasonable out of pocket expenses incurred by you in connection with the provision of such services.

      7. It is our understanding that you will not be eligible for unemployment compensation while you are receiving payments from PSC under this Severance Agreement. After that time, however, PSC will not oppose your application for unemployment compensation benefits, provided that your application is consistent with applicable law (for example, that you are still unemployed).


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      8. You covenant  that you will,  within 10 days of the  Termination  Date, return to PSC any and all records and other property belonging to the Companies or any customers of the Companies, including but not limited to any and all documents, materials and information related to the business of the Companies, present or otherwise, all books, documents, effects, monies, and securities belonging to the Companies or for which the Companies may be liable to others and all keys, equipment and any other property of the Companies, which are in your possession, charge, custody or control. As of the Delivery Date, PSC transfers to your ownership of the cellular phone and laptop computer provided by PSC for your business use during your employment.

      9. You covenant that you will within 30 days of the Termination Date submit requests for reimbursement for all legitimate, business-related expenses incurred by you prior to the Termination Date, along with supporting documentation, and that no further reimbursement will be due you from any of the Companies upon reimbursement by PSC to you of such expenses (to the extent not previously advanced). At the time of the first payment of the severance pay described in paragraph 2 above, PSC shall also reimburse you for attorney fees in connection with the negotiation of this Severance Agreement, upon receipt of copies of invoices therefor in an amount not to exceed $7,500.

      10. You agree and acknowledge that as of the Termination Date you do not have the authority, and will not endeavor, to act or to make representations or commitments for PSC or any of the other Companies, or to obligate PSC or any of the other Companies to any contracts or to pledge their credit. You also agree that, without the prior written consent of the Chairman of PSC, you will not enter onto any premises owned or leased by any of the Companies.

      11. You agree that payment to you in accordance with the terms of this Severance Agreement shall constitute payment in full of any and all sums that are now or might hereafter become owing to you from PSC or any of the Companies, whether for services performed during your employment with PSC or any of the Companies or otherwise.

      12. You agree that you will continue to use your best efforts to support and promote the interests and reputation of PSC in the community (without any obligation to devote time or financial resources in connection therewith); you will not do or say anything that might be detrimental to PSC's business or reputation of PSC or the Companies; or that might disparage PSC or any of their past or present directors, officers, employees, agents, or stockholders or any other persons, corporations and other entities connected with it; and that you will not otherwise do or say anything that could disrupt the good morale of the employees of PSC or otherwise harm its interests or reputation. PSC agrees that it will not do or say anything that might be detrimental to you or that might disparage you. You further agree that you will not, directly or indirectly, reveal or discuss any information or express any opinion whatsoever

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concerning PSC or its business publicly, including but not limited to making any
statement   regarding  PSC,   either   directly  or  by   implication,   to  any
representative of the print or electronic media. Without limiting the generality of the foregoing, you acknowledge and agree that you have no disagreement of the type referred to in Item 6 of Form 8-K under the Securities Exchange Act of 1934, as amended, and that you will not submit a letter of the type referred to in such Item.

      13. You acknowledge your continuing obligations under Sections 6 (with respect to Inventions (as defined in the Employment Agreement) made during the term of your employment or based upon any PSC proprietary technology), 7, 8 and 9 of the Employment Agreement and agree to continue to meet all of your obligations thereunder in accordance with the terms of said Sections 6, 7, 8 and
9. You further agree that, until the expiration of three years from the Termination Date, you shall give PSC notice of each new job or other business activity (to the extent permitted by applicable law) you plan to undertake prior to beginning any such activity and shall provide PSC with such other pertinent information concerning such activities as PSC may reasonably request in order to determine your continued compliance with your obligations under Section 9 of the Employment Agreement.

      14. You agree to execute and deliver to PSC any and all agreements, instruments and other documents necessary or desirable to accomplish or to carry out the provisions of this Severance Agreement, including without limitation, the assignment and transfer, to perfect the title, and/or to obtain and promote the right to PSC's exclusive enjoyment of any improvements, inventions, ideas, suggestions and discoveries made or developed by you while in the employ of PSC. You agree, when reasonably requested by PSC, to testify in any legal proceedings on behalf of PSC and to sign all lawful papers and execute and sign any original, additional, provisional or reissue applications for letters patent with respect to such improvements, inventions, ideas, suggestions and discoveries which may be necessary or desirable to accomplish the foregoing, and to do all lawful acts to aid PSC to obtain and enforce protection of their improvements, inventions, ideas, suggestions and discoveries in any and all countries. If requested to do so, you will be provided reasonable out of pocket expenses incurred in providing such testimony or assistance.

      15. You agree that restraints contained in Sections 6, 7 and 9 of the Employment Agreement and Section 13 hereof are necessary for the reasonable and proper protection of PSC and the other Companies and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographical area. You further agree that any violation of any of the covenants contained in Sections 6, 7 or 9 of the Employment Agreement or Section 13 hereof will cause PSC and the other Companies irreparable injury and agree that PSC and each of the other Companies, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach without having to post bond. In the event that any provision of

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Section 6, 7 or 9 of the Employment Agreement or Section 13 hereof is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. You agree that no immaterial breach of, or failure to perform under, this Severance Agreement or any other agreement with you on the part of PSC or any of the other Companies shall relieve you of any of your obligations under Section 6, 7 or 9 of the Employment Agreement or Section 13 hereof (it being understood that failure to make the payments required under Section 2 hereof is not an immaterial breach).

      16. If any covenant or provision or part thereof contained in this Severance Agreement is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or part thereof or provision of this Severance Agreement. Each of the provisions contained is hereby declared to be a separate and distinct covenant, severable one from the other and the most restrictive of such covenants shall apply unless such covenant is determined to be invalid or unenforceable, in which case the next most restrictive shall apply, and so on, and PSC shall be entitled to enforce each such covenant to the fullest extent permitted by law, in equity or otherwise, notwithstanding that any other or others of such covenants may not be enforceable.

      17. You agree to cooperate with PSC with respect to matters that arose during or related to your employment, including but not limited to, cooperation in connection with any litigation or governmental investigation or regulatory or other proceeding which may have arisen or which may arise following the execution of this Severance Agreement. As part of the cooperation agreed to herein, you shall provide complete and truthful information to PSC and their attorneys with respect to any matter arising during or related to your employment. Specifically, you shall make yourself reasonably available to meet with PSC's personnel and attorneys and shall provide to PSC and their attorneys any and all documentary or other physical evidence pertinent to any such matter. If requested to do so, you will be provided reasonable out of pocket expenses incurred in connection therewith. Finally, you shall promptly notify PSC, within three business days, of your receipt from any third party or governmental entity of a request for testimony and/or documents, whether by legal process or otherwise, relating to any matter arising during or relating to your employment. You agree that your cooperation hereunder is an integral part of this Severance Agreement.

      18. Any and all notices, requests, demands and other communications provided for by this Severance Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified and addressed to you as follows:

            Mr. L. Michael Hone

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            4 Fawn Run
            Pittsford, New York 14534

or, in the case of the Companies, to the Chairman of PSC at the following address:

            PSC Inc.
            675 Basket Road
            Webster, New York  14580
            Attention:  Chairman of the Board of Directors

with a copy to:

            Winthrop G. Minot, Esquire
            Ropes & Gray
            One International Place
            Boston, MA  02110

      19. This letter contains the entire agreement between you and PSC, and replaces all prior and contemporaneous agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only your obligations under Sections 6, 7, 8 and 9 of the Employment Agreement, the Pledge Agreement and your rights and obligations with respect to securities of PSC, including without limitation, the Options and any related agreements, all of which shall remain in full force and effect in accordance with their terms. This Severance Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of PSC. This Severance Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof which would result in the application of the domestic substantive laws of any other jurisdiction.

      20. We want to be certain that this Severance Agreement will resolve any concerns that you might have and so ask that you carefully consider its terms, including the release of claims contained in the following two Paragraphs and, in that regard, PSC encourages you to seek the advice of an attorney before signing this Severance Agreement.

      21. You agree that this Severance Agreement shall be in complete and final settlement of, and releases PSC the Companies and all of their respective past and present directors, shareholders, officers, employees, advisors, attorneys, agents, successors and assigns, or any of them, both individually and in their official capacities, and all other persons, corporations and other entities connected with any of them (hereinafter collectively the "Releasees"), from any and all causes of action, rights or claims in any way related to,

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connected with, or arising out of your employment by PSC and its termination, or pursuant to any federal, state or local employment law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, and applicable state fair employment practices statutes, each as may be amended from time to time. You hereby release and forever discharge the Releasees from any and all such causes of action, rights or claims.

      22. PSC agrees that this Severance Agreement shall be in complete and final settlement of and releases you, your heirs, executors, administrators and assigns and all others connected with you, from, any and all causes of action, rights or claims which PSC or the Companies have had in the past or now have against you in any way related to or arising out of your employment and its termination; provided, however, that PSC does not release you from any claim arising out of any conduct by you that was not undertaken both in good faith and in the reasonable belief that it was in the best interests of PSC to the extent PSC or the Companies incur costs or expenses in connection with third party claims or settlements initiated after the date hereof.

      23. This Severance Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same document. This Severance Agreement shall be binding upon, and shall inure to the benefit of the successors and assigns of the parties hereto.

      24. In addition to any and all remedies that may be available at law, in the event of a breach of this Severance Agreement, PSC shall be entitled to specific performance of the agreements and obligations of you hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

      In signing this agreement, you give PSC assurance that you have signed it voluntarily and with a full understanding of its terms and that you have had sufficient opportunity to consider this agreement and to consult with anyone of your choosing before signing it and this

[The rest of this page has been intentionally left blank]

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letter shall take effect as a legally-binding agreement among you and PSC on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

                                    Sincerely,
                                    PSC INC.


                         By:___________________________
                                     Title:

Accepted and agreed:


--------------------------
L. Michael Hone
Date:______________________


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                                                                     Exhibit A



                               L. Michael Hone
                                  4 Fawn Run
                          Pittsford, New York 14534

                                April __, 1997

Board of Directors
PSC, Inc.
675 Basket Road
Webster, New York  14580

To the Board of Directors:

      I hereby resign from the employ of PSC, Inc. and from the employ of all of PSC's subsidiaries and/or other affiliates (collectively with PSC, the "Companies") and my positions and offices as Chairman, Chief Executive Officer, President and as a member of the Board of Directors of PSC, as well as all other positions, offices, and directorships with any of the Companies, effective immediately. I recognize and acknowledge that the Companies will take actions in reliance upon this notice of resignation, and I acknowledge that it is irrevocable.

                                   Sincerely,


                                 L. Michael Hone

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